Exhibit 99.1

Blackboxstocks Announces $1,250,000 Private Placement Priced at $4.00 per Share

Blackbox to Invest $1.15 million into Evtec Aluminium

DALLAS July 2, 2024 – Blackboxstocks Inc. (NASDAQ: BLBX), (“Blackbox” or the “Company”), a financial technology and social media hybrid platform offering real-time proprietary analytics for stock and options traders of all levels, announced that it has closed a private placement of its common stock for aggregate proceeds in the amount of $1.25 million priced at $4.00 per share.

●	Blackbox will invest $1.15 million into Evtec Aluminium and retain $100,000 for working capital for Blackbox.io, Inc., the Company’s wholly owned operating subsidiary.
●	Blackbox is working with Evtec Aluminium to provide custom analytics and enterprise software solutions for their manufacturing operations.
●	Evtec Aluminium will use the proceeds to fund its growth initiatives including capital expenditures to increase production capacity.
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Blackbox and Evtec amended the Share Exchange Agreement dated December 12, 2023 to increase the Blackbox percentage ownership of the combined company from 26.2% to 29.4% to reflect the investments into Blackbox and Evtec Aluminium and preserve the value for their shareholders.

The private placement was led by a $1.15 million investment by Quadrofoglio LLC. Blackbox CEO Gust Kepler is also participating in the private placement with an investment of $100,000.

“We are extremely pleased to announce this private placement,” commented Gust Kepler. “This latest round of investment, in which I am participating, demonstrates the strong confidence we have in our Company and the pending combination with Evtec Aluminium. While we work to conclude our exchange acquisition, we continue to enhance our fintech operations through our wholly owned subsidiary Blackbox.io. We plan to utilize our unique analytics technology to create enterprise solutions to assist Evtec Aluminium to achieve maximum efficiency in their manufacturing operations.”

David Roberts CEO of Evtec Aluminium added, “the investment by Blackboxstocks is strategically compelling for both companies and will provide resources for capital expenditures to support our growth initiatives.”

About Evtec Aluminium:

Evtec Aluminium is recognised as one of the world’s leading advanced aluminium castings and machining manufacturers supplying premium brand Original Equipment Makers (OEMS). It supplies a range of strategic auto parts on powertrain and EV packs. as well as body-in-white structural parts, from its world-class facilities in the UK. Their business focuses on premium luxury brands and a market transition to electric vehicles, with Jaguar Land Rover as its largest customer. As a result of significant change in the global supply chain for auto manufacturing in Great Britain that places an increased need for local sourcing of parts, Evtec is well positioned to expand both organically and through acquisition. For more information, go to: www.evtec-aluminium.com

About Blackboxstocks, Inc.:

Blackboxstocks, Inc is a financial technology and social media hybrid platform offering real-time proprietary analytics and news for stock and options traders of all levels. Our web-based software employs “predictive technology” enhanced by artificial intelligence to find volatility and unusual market activity that may result in the rapid change in the price of a stock or option. Blackbox continuously scans the NASDAQ, New York Stock Exchange, CBOE and all other options markets, analysing over 10,000 stocks and up to 1,500,000 options contracts multiple times per second. We provide our users with a fully interactive social media platform that is integrated into our dashboard, enabling our users to exchange information and ideas quickly and efficiently through a common network. We recently introduced a live audio/screenshare feature that allows our members to broadcast on their own channels to share trade strategies and market insight within the Blackbox community. Blackbox is a SaaS company with a growing base of users that spans over 40 countries; current subscription fees are $99.97 per month or $959.00 annually. For more information, go to: https://blackboxstocks.com